Patent Purchase and License Agreement

This Patent Purchase and License Agreement ("Agreement"), made and entered into as of the date of the last signature set forth on the signature page below (the "Effective Date"), by and between Bionovate Technologies, Inc. ("Assignee"), 13006 E. Goldstone Drive Suite 218 Meridian, ID 83642 USA and Ramot at Tel-Aviv University Ltd. ("Assignor"), Post Office Box 39296, Tel-Aviv 61392 Israel (each a "Party" and collectively the "Parties").

Witnesseth:

WHEREAS, Assignor is the registered owner of **U.S. Patent No. 6,858,007 "Method and system for automatic classification and quantitative evaluation of adnexal masses based on a cross-sectional or projectional images of the adnexs"** (the "**Patent**");

WHEREAS, Assignor wishes to transfer, assign and set over unto Assignee, and Assignee shall accept and assume, all rights, title and interest in and to Patent as specified in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. **Assignment of Patent:** Assignor hereby assigns to Assignee all of its right, title and interest to Patent. Assignor and Assignee hereby agree to execute the form of Patent Assignment Agreement (the "Patent Assignment") attached as **Assignment** hereto, the terms of such Patent Assignment being fully incorporated herein.

2. **Consideration:** As consideration, Assignee shall pay Assignor a single payment of $10,000 (US) and an ongoing royalty through December 31, 2038 of one percent (1%) of the net sales of all products sold by Assignee that are derived from the invention covered the Patent, such royalties to be paid quarterly in January, April, July and October for all sales incurred in the previous calendar quarter.

3. **Payment:** All payments shall be made via wire transfer to the broker representing Assignor, IPOfferings LLC, and IPOfferings shall then disburse funds to Assignor per the brokerage agreement between IPOfferings and Assignor.

4. **Reporting:** Each January for years 2019 through 2038, Assignee shall report to Assignor on all sales generated by products that are derived from the invention covered by the Patent, and Assignor shall have the right to request and receive an audit of Assignees sales records.

5. **Taxes:** Each Party shall bear its own taxes, as applicable, arising out of the transfer of the Patent.

6. **Representations and Warranties of the Assignor:** Assignor represents and warrants to Assignee as follows:

    a. Assignor has full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Patent Purchase and License Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of Patent to Assignee.

    b. Assignor is the sole registered owner of Patent and Patent is free and clear of any liens, claims, mortgages, security interests, encumbrances or other known restrictions. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to Patent which are known to Assignor.

c. Assignor has obtained and properly recorded previously executed assignments for Patent as necessary to fully perfect rights and title therein in accordance with governing law and regulations in each respective jurisdiction.

d. Assignor has fully disclosed to the U.S. Patent and Trademark Office the identity of all inventors of the inventions described in Patents known to Assignor, as required by U.S. law.

e. Patent and the invention described in Patent are, to Assignor's knowledge (i) not the product or subject of any joint development activity or agreement with any third party; (ii) not the subject of any consortia agreement or cross-license; and (iii) have not been financed in whole or in part by any third party.

f. To the extent that Patent and the invention described in Patent were conceived or derived from subject matter relating to any employment or payment for work (whether as a full-time employee or contractor), any such employees or contractors of Assignor was and is, under an obligation to assign the conceived subject matter and/or any portion of the inventions disclosed in Patent, and has duly and fully executed such assignment.

g. Patent remains in full force and effect as of the Effective Date of this Agreement.

h. Assignor has not assigned, licensed, granted covenants, transferred or otherwise conveyed to any other person or entity any of its rights, title, claims, interest or privileges with respect to Patent.

i. No licenses or other rights under Patents are currently granted or retained by Assignor, any prior owners, or inventors. After Closing, none of Assignor, any prior owner, or any inventor known to Assignor will retain any ownership rights or interest in Patent.

j. All maintenance fees, annuities, and the like due or payable on Patents have been timely paid in full, or will be timely paid in full by Assignor prior to the Closing of this Agreement.

k. Patent has not been subject to any action, investigation, claims, or proceedings threatened, pending, or in progress relating in any way to Patent, including relating to its validity, enforceability, inventorship or ownership, to the knowledge of Assignor. Patent has not been and is not currently involved in any inter partes review, reexamination, reissue or interference proceeding or any similar proceeding, and no such proceedings are pending or threatened, all to the knowledge of Assignor.

l. Patents has never been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Assignor does not know of and has not received any notice or information of any kind from any source suggesting that Patent may be invalid, unpatentable, or unenforceable.

m. Assignor has no knowledge of any facts that could give rise to a claim that Patent is invalid or unenforceable. Assignor has not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unenforceable any claim of Patent including, without limitation, misrepresenting Assignor's patent rights to a standard-setting organization.

n. Assignor has not put a third party on notice of actual or potential infringement of Patent, has not granted any third party license under Patent, and has not initiated any enforcement action with respect to Patent.

o. Assignor has all requisite legal and corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to carry out and perform its obligations under the terms of this Agreement.

p. The execution, delivery, performance of and compliance with this Agreement has not resulted and will not result in any violation of, or conflict with, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any agreement to which Assignor is a party.

q. To the extent Assignor offered for sale or sold any products or services that embodied that the subject matter of Patent, Assignee fully complied with all marking requirements and regulations.

7. **Representations and Warranties of Assignee:** Assignee represents and warrants to Assignor as follows:

   a. **Corporate Organization:** Assignee is a corporation duly organized, validly existing standing under the laws of the State of Nevada with full power and authority to own and operate its properties and assets and carry on its business as currently conducted.

   b. **Authorization:** Assignee has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Assignee. This Agreement and the Patent Assignment have been duly executed and delivered by the Assignee, and constitute legal, valid and binding obligations of Assignee, enforceable in accordance with their terms.

   c. **Non-Contravention:** Neither the execution and delivery of this Agreement, nor the assignment of Patent contemplated hereby will violate, or be in conflict with, or give rise to any right of termination, cancellation, increase in obligations, imposition of fees or penalties under, any debt, note, bond, indenture, mortgage, lien, lease, license, instrument, contract, judgment or decree, to which Assignee is a party or by which it is bound or which Patent is subject.

   d. **Approvals:** No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or third party is required in connection with the execution or delivery of this Agreement or consummation of the transactions contemplated hereby, except for recordation of suitable patent assignment documents in the U.S. Patent & Trademark Office.

8. **Closing and Post-Closing.**

   a. **Payment:** Upon execution of Agreement, Assignee shall pay initial payment of $10,000 to Assignor.

   b. **Delivery:** Upon notice of receipt of said initial payment, Assignor shall execute and deliver the Patent Assignment to Assignee, along with all files and documents relating to Patent, including without limitation, copies of all patents, patent applications, litigation files, PTO correspondence and other relevant documentation in Assignor's or Assignor's counsel's possession.

   c. **Payment to Assignor:** Upon confirmation by Assignee that all documents from Item 8.b. have been delivered to Assignee, IPOfferings LLC will release from escrow and pay to Assignor its share of the initial payment.

   d. **Miscellaneous:** All notices and communications hereunder shall be in writing and deemed given if delivered (a) personally, or (b) by overnight courier, or (c) by registered or certified mail (return

receipt requested) or (d) by email to the parties at the following addresses (or at such other address for a party as shall be specified by like notice);

If to the Assignee at:
Liao Zu Guo
CEO
Bionovate Technologies, Corp.
3651 Lindell Road
Suite D1141
Las Vegas, NV B9103

If to Assignor at:

Ramot at Tel-Aviv University Ltd.
Post Office Box 39296
Tel-Aviv 6139201 Israel
Att: CEO
Telephone: +972.3.6406608

e. **Entire Agreement:** This document constitutes the entire Agreement of the parties and supersedes all other prior or contemporaneous agreements and understanding, both written and oral, among or between the parties with respect to the subject matter hereof.

f. **No Third Party Beneficiaries:** This Agreement is for the exclusive benefit of the parties and is not intended to confer upon any other person any rights or remedies hereunder.

g. **Assignment:** This Agreement shall not be assigned by either party without the prior written consent of the other party; provided that (a) Assignee may assign its rights and obligations hereunder without the consent of Assignor so long as such Assignee shall assume all of the obligations of this Agreement; and (b) Assignor shall have the right to assign this Agreement in its entirety to any succeeding entity that acquires all or substantially all of the assets and/or stock entitled to vote of Assignor and/or Assignor Related Companies, so long as such succeeding entity is (1) not adverse to Assignee in any suit alleging infringement of the Patent at the time of the acquisition. In the event that Assignor, or any successor or permitted assign of Assignor assigns its right to payment under Section 3 of this Agreement, such assignment shall extinguish the right to payment of the Assignor.

h. **Governing Law:** This Agreement shall be governed by the laws of the State of New York without reference or regard to choice of law provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ASSIGNOR: Ramot at Tel-Aviv University Ltd.

By: ____________________

Name: Shlomo Nimrodi

Title: Chief Executive Officer

Date: February 18, 2018

By: ____________________

Shulamit Hirsch, Ph.D.
VP Intellectual Property

Name: Shulamit Hirsch, Ph.D.
VP Intellectual Property

Title:

Date: February 18, 2018

ASSIGNEE: Bionovate Technologies, Inc.

By: Liao Zu Guo

Name: Liao Zu Guo

Title: Chief Executive Officer

Date: February 19, 2018